As filed with the Securities and Exchange Commission on February 5, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vale S.A.
(Exact name of registrant as specified in its charter)

The Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
Avenida Graça Aranha, No. 26
20030-900 Rio de Janeiro, RJ, Brazil
(Address of Principal Executive Offices)

Matching Program
(Full Title of the plan)
Rio Doce America, Inc.
800 Third Avenue, 24th floor
New York, NY 10022
(212) 589-9800
(Name, address and telephone Number, including area code, of agent for service)

with copies to:
Nicolas Grabar
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration
to be registered	registered (2)	share (3)	price	fee
Preferred Class A shares of Vale S.A.(1)	2,000,000	$23.88	$47,760,000	$3,405.29

(1)	American Depositary Shares issuable upon the deposit of the Preferred Class A shares registered hereby have been or will be registered under a separate registration statement on Form F-6. Each American Depositary Share will represent one Preferred Class A share of Vale S.A (a “preferred ADS”).

(2)	Such indeterminable number of Preferred Class A shares as may be necessary for the Matching Program as a result of stock splits, stock dividends or similar adjustments of the outstanding Preferred Class A shares of Vale S.A. are also registered hereby.

(3)	Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported prices of a preferred ADS (defined above) as reported on the New York Stock Exchange on February 2, 2010.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by Vale S.A. (“Vale”) with the Commission, are incorporated herein by reference and made a part hereof:
     (a) Vale’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the Commission on April 28, 2009 (File No. 001-15030);
     (b) Vale’s report on Form 6-K furnished to the SEC on July 6, 2009 (File No. 001-15030) containing our (i) revised selected financial data, and (ii) revised audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006; and all other reports filed by Vale pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2008;
     (c) The description of Vale’s Preferred Class A shares contained in its annual report on Form 20-F for the fiscal year ended December 31, 2008.
     All reports and other documents filed by Vale pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or deregistering all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Neither the laws of Brazil nor Vale’s bylaws or other constitutive documents provide for indemnification of directors and officers. Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action.

Vale maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Vale itself with respect to payments which may be made by Vale to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following documents are filed with or incorporated by reference hereto.

Exhibit number	Document

4.1	Bylaws of Vale S.A. as amended at the shareholder meeting held on May 22, 2009, incorporated by reference to our reports on Form 6-K furnished to the SEC on September 4, 2007 and May 26, 2009.

4.3	Matching Program

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Mr. Colin Coxhead

23.3	Consent of SRK Consulting

23.4	Consent of MB Mining Consultants

23.5	Consent of Hoskings Resource Management

23.6	Consent of Snowden Mining Industry Consultants Pty Ltd

24	Power of Attorney (included on signature pages)
Item 9. Undertakings.
(a)	Vale hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Vale pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Vale hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Vale’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vale pursuant to the foregoing provisions, or otherwise, Vale has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Vale of expenses incurred or paid by a director, officer or controlling person of Vale in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Vale will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Vale certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil on February 4, 2010.

VALE S.A.

By:	/s/ Roger Agnelli
Name:	Roger Agnelli
Title:	Chief Executive Officer

By:	/s/ Fabio de Oliveira Barbosa
Name:	Fabio de Oliveira Barbosa
Title:	Chief Financial Officer and
Principal Accounting Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Roger Agnelli and Mr. Fabio de Oliveira Barbosa, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Roger Agnelli Roger Agnelli	Chief Executive Officer	February 4, 2010
/s/ Fabio de Oliveira Barbosa Fabio de Oliveira Barbosa	Chief Financial Officer and Principal Accounting Officer	February 4, 2010
Rio Doce America, Inc.	Authorized Representative of Vale S.A. in the United States	February 4, 2010

By:	/s/ Wanda Kranjc Alves
Wanda Kranjc Alves

/s/ Sérgio Ricardo Silva Rosa		February 4, 2010
Sérgio Ricardo Silva Rosa	Chairman of the Board of Directors

Mário da Silveira Teixeira Júnior	Vice-Chairman
/s/ José Ricardo Sasseron José Ricardo Sasseron	Director	February 4, 2010
/s/ Jorge Luiz Pacheco Jorge Luiz Pacheco	Director	February 4, 2010
/s/ Sandro Kohler Marcondes Sandro Kohler Marcondes	Director	February 4, 2010
/s/ Renato da Cruz Gomes Renato da Cruz Gomes	Director	February 4, 2010
Ken Abe	Director
/s/ Oscar Augusto de Camargo Filho Oscar Augusto de Camargo Filho	Director	February 4, 2010
Luciano Galvão Coutinho	Director
Eduardo Fernando Jardim Pinto	Director
Francisco Augusto da Costa e Silva	Director

EXHIBIT INDEX

Exhibit number	Document

4.1	Bylaws of Vale S.A. as amended at the shareholder meeting held on May 22, 2009, incorporated by reference to our reports on Form 6-K furnished to the SEC on September 4, 2007 and May 26, 2009.

4.3	Matching Program

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Mr. Colin Coxhead

23.3	Consent of SRK Consulting

23.4	Consent of MB Mining Consultants

23.5	Consent of Hoskings Resource Management

23.6	Consent of Snowden Mining Industry Consultants Pty Ltd

24	Power of Attorney (included on signature pages)